Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated September 15, 2006, with respect to the consolidated balance sheets of JLG Industries, Inc. as of July 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three year period ended July 31, 2006, included in the JLG Industries, Inc. Form 10-K for the year ended July 31, 2006, into this Form 8-K/A of Oshkosh Truck Corporation dated February 21, 2007. We further consent to the incorporation by reference of the above referenced report into the registration statements on Form S-8 (No. 333-114939, No. 333-101596, No. 333-84000, No. 333-81681, No. 33-38822 and No. 33-62687) of Oshkosh Truck Corporation.

/s/ Ernst & Young LLP

Baltimore, Maryland
February 21, 2007